Exhibit 99.1

Marta Arciniega	January 5, 2017
EACO Corporation
(714) 876-2490

EACO CORPORATION REPORTS RECORD Q1 NET SALES

ANAHEIM, CALIFORNIA – EACO Corporation (QTCQB:EACO) today reported the results for its quarter ended November 30, 2016.

Net sales, net income and earnings per share were as follows for the three months ended November 30, 2016 (dollars in thousands, except per share information):

	Three Months Ended November 30,
	2015	2016	% Change
	(unaudited)
Net sales	$37,207	$34,293	8.5%
Net income	$661	$500	32.2%
Basic and diluted earnings per common share	$0.13	$0.10	30.0%

The Company had 314 sales employees at November 30, 2016, a decrease of 6 from the prior year. The Company’s sales force is divided into Sales focus teams (SFTs). The Company had 94 SFTs as of November 30, 2016, a decrease of two from the prior year. Management anticipates growth in both our headcount and SFTs in fiscal year 2017. The Company has continued to gain market share through its local presence business model.

EACO Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share information)

(unaudited)

	November 30,	August 31,
	2016	2016*
ASSETS
Current Assets:
Cash and cash equivalents	$5,088	$4,878
Restricted cash, current	1,864	1,425
Trade accounts receivable, net	18,620	18,797
Inventory, net	23,356	21,532
Marketable securities, trading	204	540
Prepaid expenses and other current assets	1,230	1,135
Total current assets	50,362	48,307
Non-current Assets:
Equipment and leasehold improvements, net	1,811	1,395
Other assets	885	890
Total assets	$53,058	$50,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$13,402	$12,727
Accrued expenses and other current liabilities	2,290	5,600
Liability for short sales of trading securities	1,864	1,425
Total current liabilities	17,556	19,752
Non-current Liabilities:
Long-term debt	4,079	―
Total liabilities	21,635	19,752
Shareholders’ Equity:
Convertible preferred stock, $0.01 par value per share; 10,000,000 shares authorized; 36,000 shares outstanding (liquidation value $900)	1	1
Common stock, $0.01 par value per share; 8,000,000 shares authorized; 4,861,590 shares outstanding	49	49
Additional paid-in capital	12,378	12,378
Accumulated other comprehensive income	671	730
Retained earnings	18,324	17,682
Total shareholders’ equity	31,423	30,840
Total liabilities and shareholders’ equity	$53,058	$50,592

* Derived from the Company’s audited financial statements included in its Form 10-K for the year ended August 31, 2016 as filed with the U.S. Securities and Exchange Commission on November 23, 2016.

EACO Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except for share and per share information)

(unaudited)

	Three Months Ended
	November 30,
	2016	2015
Revenues	$37,207	$34,293
Cost of revenues	26,651	24,324
Gross margin	10,556	9,969
Operating expenses:
Selling, general and administrative expenses	9,387	9,134
Income from operations	$1,169	$835

Other (expense) income:
Net loss on trading securities	(102)	(9)
Interest expense, net	(4)	(6)
Total other (expense) income	(106)	(15)
Income before income taxes	1,063	820
Provision for income taxes	402	320
Net income	661	500
Cumulative preferred stock dividend	(19)	(19)
Net income attributable to common shareholders	$642	$481
Basic and diluted earnings per share	$0.13	$0.10
Basic and diluted weighted average common shares outstanding	4,861,590	4,861,590

EACO Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	November 30,
	2016	2015
Operating activities:
Net income	$661	$500
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	169	144
Bad debt expense	4	8
Change in inventory reserve	135	30
Net loss on investments	102	9
(Increase) decrease in:
Trade accounts receivable	173	(1,543)
Inventory	(1,959)	(248)
Prepaid expenses and other assets	(90)	(392)
Increase (decrease) in:
Trade accounts payable	190	1,270
Accrued expenses and other current liabilities	(3,310)	(2,345)
Net cash used in operating activities	(3,925)	(2,567)
Investing activities:
Purchase of property and equipment	(585)	(50)
Sale (purchase) of marketable securities, trading	234	(831)
Net change in securities sold short	439	370
Change in restricted cash	(439)	(366)
Net cash used in investing activities	(351)	(877)
Financing activities:
Borrowings on revolving credit facility	4,079	961
Preferred dividend	(19)	(19)
Bank overdraft	485	1,697
Payments on long-term debt	―	(2)
Net cash provided by financing activities	4,545	2,637
Effect of foreign currency exchange rate changes on cash and cash equivalents	(59)	(1)
Net increase (decrease) in cash and cash equivalents	210	(808)
Cash and cash equivalents - beginning of period	4,878	5,269
Cash and cash equivalents - end of period	$5,088	$4,461
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,627	$2,194